Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements Nos. 333-120318, 333-153021, 333-161596, 333-206517, and 333-213099 on Form S-8 of our reports dated June 14, 2017, relating to the consolidated financial statements and financial statement schedule of Alliance One International, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended March 31, 2017.

/s/ Deloitte & Touche LLP
Raleigh, North Carolina
June 14, 2017